UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 24, 2017

CELSIUS HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-55663	20-2745790
(Commission File Number)	(IRS Employer Identification No.)

2424 N Federal Highway, Suite 206. Boca Raton, Florida 33431

 (Address of principal executive offices and zip code)

(561) 276-2239
(Registrant’s telephone number including area code)

Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

When used in this Current Report on Form 8-K, unless otherwise indicated, the terms “the Company,” “Celsius,” “we,” “us” and “our” refer to Celsius Holdings, Inc. and its subsidiaries.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)         On February 24, 2017, we issued a press release announcing that Gerry David, Celsius’ President and Chief Executive Officer would retire from such positions with the Company, effective March 1, 2017, and pending our board of directors identifying and retaining a new President and Chief Executive Officer, John Fieldly, the Company’s Chief Financial Officer would serve as President and Chief Executive Officer on an interim basis. Mr. David will continue to serve as a consultant to the Company through December 31, 2017. A copy of the press release announcing Mr. David’s retirement and Mr. Fieldly’ s appointment as Interim President and Chief Executive Officer is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

(b)         In connection with Gerry David’s retirement as our President and Chief Executive Officer, the Company entered into a consulting agreement with Mr. David effective March 1, 2017 (the “Consulting Agreement”). The Consulting Agreement, which was approved by our compensation committee and our board of directors provides for, among other matters, Mr. David to receive (i) a consulting fee of $20,000 per month through December 2017; (ii) a one time bonus for services rendered of $415,000, $300,000 of which Mr. David has agreed to apply to the exercise of options to purchase our common stock previously granted to him; (iii) acceleration of the vesting of certain of those options; (iv) and continuation of certain fringe benefits through the term of the Consulting Agreement, which expires on December 31, 2017. The Consulting Agreement contains mutual release, confidentiality, non-competition, non-solicitation and non-disparagement provisions. The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the copy of the Consulting Agreement filed as Exhibit 10.13 to this report and incorporated herein by reference.

(c)         On January 26, 2017, effective retroactive to January 1, 2017, we entered into a three-year employment agreement (the “Employment Agreement”)with John Fieldly, our Chief Financial Officer. The Employment Agreement provides for a base annual salary of $225,000, eligibility for performance-based incentive bonuses, pursuant to such criteria as may be established by our compensation committee and the grant of options to be effective as of January 26, 2017 to Mr. Fieldly under our 2015 Incentive Stock Plan (the “2015 Plan”) to purchase 100,000 shares of our common stock. The Employment Agreement also provides for (a) severance payments equal to (i) two months salary in the event of termination upon death; and (ii) six months’ salary and continued benefits for such period in the event of termination other than for “cause” (as defined therein); and (b) a “golden parachute” payment in an amount equal to twice the base salary then in effect in the event of termination without “cause” following a “change in control” (as defined therein). The Employment Agreement contains customary confidentiality and non-competition provisions.

In connection with his appointment to serve in the additional capacities of Interim President and Chief Executive Officer, effective March 1, 2017, the Company entered into an addendum to the Employment Agreement (the “Addendum”), increasing Mr. Fieldly’s Base Salary by $15,000 per month during the period he serves in such additional capacities and issuing to him a 100,000 share restricted stock grant under the 2015 Plan, effective March 31, 2017.

The foregoing descriptions of the Employment Agreement and the Addendum are qualified in their entirety by reference to the copies of the Employment Agreement and Addendum filed as Exhibits 10.14 and 10.15 to this report, respectively and incorporated herein by reference.

(d)         On January 26, 2017, the Company granted options to purchase 50,000 shares of our common stock under the 2015 Plan to each of its “independent directors,” Nicholas Castaldo, Kevin Harrington, Hal Kravitz, Thomas E. Lynch, William H. Milmoe and Timothy Leissner and Chris Lai. The options vest in three equal annual installments commencing January 26, 2018 (one year from the date of grant) and are exercisable through the fifth anniversary of the date of grant at an exercise price of $3.48 per share. In addition to the foregoing, on January 26, 2017 Messrs. Milmoe and Lynch were each issued 47,126 shares of “restricted” stock in consideration of services previously rendered to Celsius.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No	Description

10.13	Consulting Agreement effective March 1, 2017 between the Company and Gerry David

10.14	Employment Agreement effective January 1, 2017 between the Company and John Fieldly

10.15	Addendum to Employment Agreement effective March 1, 2017 between the Company and John Fieldly

99.1	Press Release dated February 24, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

Date: February 27, 2017	By:	/s/ John Fieldly
John Fieldly, Chief Financial Officer